Exhibit 10.24 to 2005 10-K

TIME-BASED RESTRICTED STOCK UNIT AWARD

UNDER THE PROVISIONS OF

THE CONVERGYS CORPORATION

1998 LONG TERM INCENTIVE PLAN, AS AMENDED

Pursuant to the provisions of the Convergys Corporation 1998 Long Term Incentive Plan, as amended (the “Plan”), the Compensation and Benefits Committee of the Board of Directors of Convergys Corporation (the “Compensation Committee”) has granted you a time-based restricted stock unit award, on and subject to the terms of the Plan and your agreement to the following terms, conditions and restrictions.

1. Delivery of Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, Convergys Corporation (the “Company”) shall deliver to you the number of common shares, without par value, of Convergys Corporation (the “Shares”) indicated on your Notice of Time-Based Restricted Stock Unit Award form (“Notice of Award”) as soon as administratively practicable following the Vest Date indicated on your Notice of Award.

2. Forfeiture of Award.

a.	Your right to receive Shares that are the subject of this award shall be forfeited automatically and without further notice if you cease to be an employee of the Company and its affiliates prior to the Vest Date for any reason other than death, disability, retirement or involuntary termination without cause. For purposes of this Agreement:

(i)	“disability” has the same meaning as in the Company’s long-term disability plan;

(ii)	“retirement” means termination of employment after (I) attaining age 55 and completing at least ten years of service with the Company or any of its subsidiaries or (II) completing at least thirty years of service with the Company or any of its subsidiaries; and

(iii)	“cause” means a determination by the Company that you have been involved in fraud, misappropriation, embezzlement, commission of a crime or an act of moral turpitude, or have violated the Code of Business Conduct, recklessly or willfully injured an employee, company property, business, or reputation, or have acted recklessly in the performance of your duties.

b.	If the Company determines that you engaged in any Detrimental Activity during your employment with Convergys Corporation or during the two-year period following the termination of such employment for any reason, (i) to the extent all or some of the Shares subject to this award have not yet been delivered, your right to receive such Shares shall be forfeited and (ii) to the extent that Shares have been delivered to you pursuant to this award, the Company, in its sole discretion, may require you to pay back to it an amount equal to the income recognized for federal income tax purposes, as reflected on form W-2, by reason of the issuance of such Shares to you, provided that such Shares were delivered within the six-month period immediately

Exhibit 10.24 to 2005 10-K

preceding the termination of your employment (or, if your employment terminated by reason of your retirement or disability, within the period beginning six months prior to your termination and ending two years following your termination). For purposes of this Section 2b, “Detrimental Activity” shall include: (1) disclosing proprietary, confidential or trade secret information; (2) becoming involved in any business activity in competition with Convergys Corporation in the geographical area where Convergys Corporation is engaged in such business activity; (3) interfering with Convergys Corporation’s relationships with any person or entity or attempting to divert or change any such relationship to the detriment of Convergys Corporation or the benefit of any other person or entity; (4) failing to disclose and assign to Convergys Corporation any ideas, inventions, discoveries and other developments conceived by you during your employment, whether or not during working hours, which are within the scope of or related to Convergys Corporation’s existing or planned business activities; (5) disparaging or acting in any manner which may damage the business of Convergys Corporation or which would adversely affect the goodwill, reputation or business relationships of Convergys Corporation; (6) inducing any employee of Convergys Corporation to terminate his or her employment relationship with Convergys Corporation; or (7) taking or retaining without authorization any property of Convergys Corporation. Convergys Corporation shall be entitled to set-off against any payment called for under this Agreement any amount otherwise owed to you by the Company. Nothing in this Section is intended to supercede or otherwise affect any Non-Disclosure and Non-Competition agreement or other employment-related agreement between you and Convergys Corporation. References to Convergys Corporation in this paragraph shall include all direct and indirect subsidiaries of Convergys Corporation.

c.	Your right to receive Shares pursuant to this award shall be forfeited to the extent you are permitted to elect and do elect in accordance with applicable rules and procedures to forfeit and/or surrender your rights hereunder in exchange for a credit to an account maintained for you pursuant to a deferred compensation plan maintained by the Company; provided however that the provisions of paragraph 3.b. shall continue to apply to Shares issued under any such deferred compensation plan which are attributable to such election.

3. Death, Disability, Retirement and Involuntary Termination Without Cause.

a.	If you cease to be an employee of the Company and its affiliates due to death or disability, this award will become fully vested as of your termination date and the full number of Shares covered by this award will be delivered as soon as administratively practicable following your termination.

b.	If you cease to be an employee of the Company and its affiliates due to retirement or termination without cause during the calendar year in which this Award is granted to you, this award will become vested with respect to the

Exhibit 10.24 to 2005 10-K

number of Shares that bears the same ratio to the total number of Shares covered by the award as the number of days from the first day of the calendar year through the date of your retirement/termination bears to 365. The Shares with respect to which you become vested will be delivered as soon as administratively practicable following your retirement/termination. The remaining Shares shall be forfeited automatically and without further notice as of the date of your retirement/termination.

c.	If you cease to be an employee of the Company and its affiliates due to retirement or termination without cause after the calendar year in which the Award is granted to you, this award will become fully vested as of your termination date and the full number of Shares covered by this award will be delivered as soon as administratively practicable following your retirement/termination.

4. Rights as a Shareholder. You shall not have any rights as a shareholder of the Company with respect to any Shares that may be deliverable hereunder unless and until such Shares have been delivered to you.

5. Transferability. Your right to receive the Shares shall not be transferable nor assignable by you other than by will or by the laws of descent and distribution.

6. Tax Withholding. In connection with the delivery of Shares to you, the Company will withhold or cause to be withheld from your salary payments or other sources such amounts of tax at such times as may be required by law to be withheld with respect to the Shares, provided that if your salary or such other sources are not sufficient for such purpose, you shall remit to the Company, on request, the amount required for such withholding taxes. In the alternative, you may elect, in accordance with applicable rules and procedures, to surrender your right to receive the number of Shares necessary to cover the required tax withholding obligation.

7. No Employment Contract. Nothing contained in this Agreement shall confer upon you any right with respect to continuance of employment by the Company or any subsidiary, nor limit or affect in any manner the right of the Company or any subsidiary to terminate your employment or adjust your compensation.

8. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Shares shall not be delivered if the delivery thereof would result in a violation of any such law.

9. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect your rights under this Agreement without your consent.

10. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

Exhibit 10.24 to 2005 10-K

11. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Compensation Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of this award.

12. Successors and Assigns. Without limiting Section 5 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company.

13. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.